                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                           Filed by the Registrant [X]

                 Filed by a party other than the Registrant [ ]

Check the appropriate box:

[X]        Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]        Definitive Proxy Statement

[ ]        Definitive Additional Materials

[ ]        Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                            CHAMPIONLYTE HOLDINGS, INC.
                (Name of Registrant as Specified in Its Charter)
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11

           1) Title of each class of securities to which transaction applies:

           2) Aggregate number of securities to which transaction applies:

           3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

           4)         Proposed maximum aggregate value of transaction:

           5)         Total fee paid:

[ ]        Fee paid previously with preliminary materials
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           1) Amount Previously Paid:

           2) Form, Schedule or Registration Statement No.:

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           4) Date Filed:


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                           CHAMPIONLYTE HOLDINGS, INC.
                        2999 NE 191st Street, Penthouse 2
                        North Miami Beach, Florida 33180
                                 (561) 394-8881

                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON SEPTEMBER 26, 2003

Notice is hereby given that the Annual Meeting of Shareholders of CHAMPIONLYTE HOLDINGS, INC, a Florida corporation (the "Company"), will be held between 3:00 to 6:00 p.m. Eastern Standard Time on Friday, September 26, 2003, at Raintree Golf Resort located at 1600 S. Hiatus Road, Pembroke Pines, Fl 33025 for the following purposes:

         1. To ratify the filing of our Form SB-2 Registration Statement filed with the SEC;

         2. To ratify our 2003 Stock Incentive Plan, 2003 Stock Incentive Plan #2 and 2003 Stock Incentive Plan #3 and ratify the filing of the S-8 Registration Statements for such Plans;

         3. To ratify the appointment of our new directors and the appointment of Donna Bimbo as a Director of our subsidiary, Championlyte Beverages, Inc.;

         4. To ratify the creation of our Series III and Series IV Preferred Stock;

         5.       To ratify the  settlement  of our Old Fashioned  Syrup Company
                  Lawsuit;

         6.       To ratify the agreement for our funding with Advantage Fund;

         7. To ratify the appointment of Massella Roumbos, LLP as our new independent auditors;

         8.       To ratify the relocation of our corporate offices; and

         9.       To ratify the changing of our corporate name.

The Board of Directors has fixed the close of business on September 5, 2003 as the record date for determining the shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

It is important that all shareholders be represented at the Annual Meeting. We urge you to sign and return the enclosed Proxy as promptly as possible, whether or not you plan to attend the meeting. The Proxy should be returned in the enclosed postage prepaid envelope. If you do attend the Annual Meeting, you may then withdraw your Proxy. The Proxy may be revoked at any time prior to its exercise.


                       By Order of the Board of Directors,

                                 DAVID GOLDBERG, President


North Miami Beach, Florida
August   , 2003




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                           CHAMPIONLYTE HOLDINGS, INC.
                        2999 NE 191st Street, Penthouse 2
                        North Miami Beach, Florida 33180
                                 (561) 394-8881

                                 PROXY STATEMENT
                                SEPTEMBER 8, 2003

                         ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 26, 2003

                               GENERAL INFORMATION

         This Proxy Statement is furnished by the Board of Directors (the "Board of Directors") of Championlyte Holdings, Inc., a Florida corporation (the "Company"), to the shareholders of the Company in connection with a solicitation of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at 3:00 p.m. Eastern Standard Time on Friday, September 26, 2003 at Raintree Golf Resort located at 1600 S. Hiatus Road, Pembroke Pines, Fl 33025 and at any and all adjournments thereof. This Proxy Statement and the accompanying materials are first being mailed to shareholders on or about September 8, 2003. The Company's principal executive office is located at 2999 NE 191st Street, Penthouse 2, North Miami Beach, Florida 33180.

You may revoke the proxy at any time prior to its use by delivering a written notice to the Secretary of the Company, by executing a later-dated proxy or by attending the meeting and voting in person. Proxies in the form enclosed, unless previously revoked, will be voted at the meeting in accordance with the specifications made by you thereon, or, in the absence of such specifications for, the election of directors nominated herein for one year.

Holders of record of shares of Common Stock, par value $.001 per share, ("Common Stock") of the Company at the close of business on September 5, 2003, will be entitled to one vote per share. The Common Stock will be voted together as one class. On August 27, 2003, there are approximately 28,687,064 outstanding shares of Common Stock of the Company. Other than the Common Stock, there are no other outstanding voting securities outstanding.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the outstanding shares of Common Stock by persons known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, by each director and officer, by nominees for directors of the Company, and by all directors and executive officers of the Company as a group:

NAMES AND ADDRESS OF
DIRECTORS, OFFICERS, AND                  NUMBER OF             PERCENT
5% SHAREHOLDERS                           SHARES OWNED          OF CLASS
---------------                           ------------          --------

Thad Kaplan                                20,000                   *

David Goldberg                             20,000                   *

Steven Fields                              20,000                   *

Marshall Kanner                           920,000                3.35%

All Executive Officers and Directors      980,000                3.42%
as a Group (4 persons)


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PROPOSALS FOR SHAREHOLDER APPROVAL

The following material sets forth nine proposals. The current Board of Directors controls the voting of approximately 980,000 shares of Common Stock or 3.42% of the shares issued and outstanding and entitled to vote. The Directors intend to vote all of their shares in favor of each proposal.


                                  PROPOSAL #1:
             TO RATIFY THE FILING OF THE SB-2 REGISTRATION STATEMENT
              FILED WITH THE SEC FOR THE SALE OF 42,550,268 SHARES
                        HELD BY SELLING SECURITY HOLDERS
      AND AN ADDITIONAL 6,666,667 SHARES OF COMMON STOCK AT $0.15 PER SHARE

         Proposal #1 is to ratify the filing of an SB-2 Registration Statement with the SEC registering 42,550,268 shares of common stock held by selling security holders and warrant holders. In addition, we registered an additional 6,666,667 shares of our common stock to be sold at an offering price of $0.15 per share. Our selling security holders are offering to sell 42,550,268 shares of our common stock currently held by them or issuable in connection with their conversion of our warrants. We will receive no proceeds from the sale of the shares by the selling security holders, however, we will receive the proceeds from the sale of the additional 6,666,667 shares and the conversion of the outstanding warrants. We plan on using the proceeds raised in the offering for general working capital and other related expenses. The shares being registered for the selling security holders will allow these selling security holders to sell their stock on the public market without any restrictions. Many of our shareholders who own restricted stock being registered herewith are our investors and/or individuals who perform services for our benefit. The filing of this registration statement is required pursuant to the terms of our financing agreement and we would not have received the financing if we did not agree to file such registration statement. Without the filing of the SB-2 Registration Statement we would not have the financing necessary to recommence our operations.

         The Board recommends a vote "For" ratification of the filing of the SB-2 Registration Statement registering 42,550,268 shares of common stock for selling security holders and an additional 6,666,667 shares of common stock at $0.15 per share.

                                   PROPOSAL #2
 TO RATIFY THE 2003 STOCK INCENTIVE PLAN, 2003 STOCK INCENTIVE PLAN #2 AND 2003
                STOCK INCENTIVE PLAN #3 AND RATIFY THE FILING OF
                         THE S-8 REGISTRATION STATEMENTS
                      PURSUANT TO THE STOCK INCENTIVE PLANS

         Proposal # 2 is a proposal to ratify the 2003 Stock Incentive Plan, the 2003 Stock Incentive Plan #2 and the 2003 Stock Incentive Plan #3 and to ratify the filing of the S-8 Registration Statements for such Stock Incentive Plans. The 2003 Stock Incentive Plans and Form S-8s registered a total of 5,250,000 shares of our common stock. The purpose of the Employee Stock Incentive Plan (i) was to provide long term incentives for employees and rewards to employees, directors, consultants, independent contractors or agents of Championlyte and our subsidiaries; (ii) assist us in attracting and retaining employees, directors, independent contractors or agents with experience and/or ability on a basis competitive with industry practices; and (iii) associate the interests of such employees, directors, independent contractors or agents with those of our stockholders. Pursuant to these Plans our Board was authorized to issue a total of 5,250,000 shares of our common stock. These incentive plans have assisted us in hiring qualified individuals to consult and work with us as we have recommenced our operations. In addition, these incentive plans have enabled us to hire qualified and well respected professionals to assist us in various legal and consulting matters. Our Board of Directors has been granted sole power to issue the 5,250,000 shares of common stock.


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

         The Board recommends a vote "For" ratification of the Stock Incentive Plans and the filing of the S-8 Registration Statements for 5,250,000 shares of Championlyte common stock.


                                   PROPOSAL #3
                        APPOINTMENT OF OUR NEW DIRECTORS
                         AS WELL AS APPOINTMENT OF DONNA
               BIMBO AS DIRECTOR FOR CHAMPIONLYTE BEVERAGES, INC.

         Proposal #3 is to elect our new Board of Directors which will consist of our four current directors and one director of our subsidiary, Championlyte Beverages, Inc. to hold office until the next annual meeting of our shareholders or until their respective successors are elected and qualified.

         The Board has unanimously approve the following five nominees, all of whom are members of the current Board: David Goldberg, Steven Fields, Thad Kaplan, and Marshall Kanner as our directors and Donna Bimbo as the director of our subsidiary, Championlyte Beverages. If any nominees declines to serve or becomes unavailable for any reason, or if any vacancy occurs before the election (although the Company knows of no reason that this would occur), the proxies may be voted for such substitute nominees as the Company may designate.

                        BOARD OF DIRECTORS AND OFFICERS

      Our operations are managed under the broad supervision and direction of the Board of Directors, which has the ultimate responsibility for the establishment and implementation of our general operating philosophy, objectives, goals and policies.

      Set forth below are the names, ages, and positions of the Directors and Executive Officers of the Company.

NAME                      AGE           POSITION

David Goldberg            41       President, Chief Executive Officer, Chief
                                   Financial Officer and Director
Steven Fields             57       Director
Thad Kaplan               36       Director
Marshall Kanner           48       Director

Donna Bimbo               44       President and Director, ChampionLyte
                                   Beverages, Inc.

The following is a biographical summary of our directors and officers:

DAVID GOLDBERG was appointed to our Board of Directors on February 11, 2003 and was appointed as our President on April 14, 2003. Mr. Goldberg has fifteen years of sales and marketing experience in real estate and property management industry. From November 1999 to present, Mr. Goldberg has been the Vice President of marketing, sales and distribution for All Star Packaging. From May 1996 to May 2000, Mr. Goldberg was property manager and leasing agent of Camco Inc. In such capacity, he managed and directed all operations of Camco Inc.'s one million square foot retail industrial portfolio. He also oversaw management of various residential communities and ran the company's daily operations. From August 1995 to May 2000, he was the principal owner of Gold's Gym Fitness & Health Center in Middletown, New York. Mr. Goldberg holds a Bachelor of Science degree in Business Administration from the State University of Delhi, New York.

THAD KAPLAN was appointed to our Board of Directors on January 7, 2003. Mr. Kaplan is currently an independent food & beverage industry consultant. From 1997 to 2002, Mr. Kaplan was the owner of BS Holdings, Inc., a food and beverage industry holding company. BS Holdings acquired a food service business in 1997 that was primarily in the wholesale baking business. Mr. Kaplan increased the customer base exponentially and increased revenues ten fold during his ownership. He sold the business during the second quarter of 2002. Prior to

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owning BS Holdings, Mr. Kaplan was the purchaser and manager of a number of departments for the largest independent supermarket chain in Middletown New York. Mr. Kaplan's responsibilities included multimillion dollar purchasing decisions, management of dozens of employees, marketing and profit and loss responsibility. Mr. Kaplan holds an Associates degree from Sullivan County Community College, New York with studies in Food Service, Restaurant Management and the Culinary Arts.

STEVEN FIELDS was appointed to our Board of Directors on February 11, 2003. Mr. Field is a senior executive with varied manufacturing and management experience. He has experience in "turn around" situations, increasing profitability and bringing profitability to a company. His accounting and entrepreneurial background gives him a unique prospective in both the manufacturing and service businesses. He is experienced in reorganization situations. Mr. Field's last position was with Security Plastics, a 43-year-old company seeking bankruptcy protection under Chapter 11. Mr. Field was engaged as the Acting Chief Operating Officer and Assistant to the President, assisting in the design and guiding the company through a controlled reorganization. In addition, as a member of the Triarc advisory committee, Mr. Field consulted and directed management in various manufacturing operations within their bottling and distribution of Royal Crown Cola, Snapple Drinks, and smaller bottling operations.

From 1993 to 1998 he was employed by Serta Mattress Co as the Director, Vice President of Manufacturing. His position with Serta was to consolidate the operations from 25 manufacturing locations to 17, while increasing productivity by 270% and bringing outsourced products in-house. He was instrumental in the packaging and sale of the company to a Triarc Group Subsidiary. He has extensive sales and marketing experience and uses his accounting background to assist in analysis of financial information and decision-making processes. Mr. Field has a Bachelors of Science in Accounting and has taken many graduate level courses in manufacturing, management and process as well as various seminars.

MARSHALL KANNER was elected as our Interim Chief Operating Officer, Director and Chairman of our Board of Directors on January 7, 2003. He resigned as Interim Chief Operating Officer and Chairman on April 14, 2003 but remains one of our directors. Mr. Kanner's career of over 20 years covers corporate development, corporate finance, mergers & acquisitions, strategic planning, strategic alliances, corporate restructuring, management consulting, venture financing, and forming entrepreneurial ventures in numerous industries. He possesses executive leadership skills and experience in operations, finance, due diligence, corporate strategic planning, sales, marketing, branding, fulfillment, business development and logistics. His experience spans industries including construction, apparel, transportation, financial consulting, insurance, real estate brokerage, logistics and technology and internet development. Mr. Kanner served as Chief Operating Officer and Vice President of Business Development for MyCity Holdings, Corp., an internet technology development and infrastructure company from January 1997 until March 2002. He currently serves as Managing Director of BK Generalli, LLC, a financial consulting company. Mr. Kanner earned his Bachelor of Science Degree in Economics from the University of Florida in 1977.

DONNA BIMBO was appointed as President of our subsidiary, Championlyte Beverage, Inc., on April 16, 2003. Prior to her employment with us, she had been the Director of International Business for Snapple Beverage Group in White Plains, New York since January 1995. In such capacity, she has been responsible for the development of new business as well as the maintenance of the established business base. She assisted in the creation of policies and procedures for Snapple's worldwide operations and was involved in all legal aspects of the

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worldwide business such as trademarks and negotiation of contracts. She was the sole Triarc representative on the acquisition team for the purchase of Snapple and assisted in the establishment of new business in 26 countries.

Prior to working in such position, she was the Senior Manager of International Business at Snapple Beverage Corporation in East Meadow, New York since December 1992. Her responsibilities included the management of all activities supporting the $40 million annual international business including all rate negotiations, overseeing all phases of import/export business, FDA regulations and business terms and tariffs.

She received a Bachelor of Arts degree from Kean College of New Jersey in 1980 and attended the International Business Courses held at the World Trade Institute in New York from 1984 to 1986. Ms. Bimbo was the guest speaker at the BWN Summit on Globalization in Washington, DC in 2002.

         Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for the five nominees of the Board named above. If a quorum is present and voting, the five nominees for director receiving the highest number of votes will be elected as directors. Abstentions and "broker non-votes" will not have any effect on the outcome of this proposal.

         The Board recommends a vote "For" the election of all of the nominees named above.

                                   PROPOSAL #4
                    RATIFY THE CREATION OF THE SERIES III AND
                            SERIES IV PREFERRED STOCK

         Proposal #4 is to ratify the creation of new two classes of Championlyte's Preferred Stock as follows: (i) 500,000 shares of its preferred stock, $1.00 par value, designated as "blank check" Series III Preferred Stock ("the Series III Preferred Stock") and (ii) 250,000 shares of its preferred stock, par value $1.00, designated as Series IV Preferred Stock (the "Series IV Preferred Stock").

         Blank Check Series III Preferred Stock

         The Company is authorized to issue 500,000 shares of preferred stock, par value $1.00. The following is a statement of the designations, and powers, of preferences and rights, and the qualifications, limitations or restrictions with respect to the Preferred Stock of the Corporation: The shares of Preferred Stock may be issued in one or more series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other series. Authority is hereby expressly granted to the Board of Directors of the Corporation to fix, subject to the provisions herein set forth, before the issuance of any shares of a particular series. The number, designation, and relative rights, preferences and limitations of the shares of such series including (1) voting rights, if any, which may include the right to vote together as a single class with the Common Stock and any other series of the Preferred Stock with the number of votes per share accorded to shares of such series being the same as or different from that accorded to such other shares,
(2) the dividend rate per annum, if any, and the terms and conditions pertaining to dividends and whether such dividends shall be cumulative, (3) the amount or amounts payable upon such voluntary or involuntary liquidation, (4) the redemption price or prices, if any, and the terms and conditions of the redemption, (5) sinking fund provisions, if any for the redemption or purchase of such shares, (6) the terms and conditions on which such shares are convertible, in the event the shares are to have conversion rights, and (7) any other rights, preferences and limitations pertaining to such series which may be fixed by the Corporation's Board of Directors pursuant to the Florida Business Corporation Act.

         Series IV Preferred Stock

         The Corporation is authorized to issue up to 250,000 shares of preferred stock at $1.00 par value. Such shares are based on a convertible promissory note entered into between the Corporation and Triple Crown Consulting, Inc. The promissory note is convertible at the option of Triple

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Crown Consulting based on the following conversion formula: the conversion price per share shall be equal to the lesser of (i) the average of the lowest of three trading day trading prices during the five trading days immediately prior to the conversion date multiplied by .70, or (ii) the average of the lowest of the three day trading prices during the five trading days immediately prior to the funding date. Each outstanding share of Series IV Preferred Stock is convertible into one share of common stock.

         The creation of both of these Preferred Shares will assist in various forms of financing which are necessary for us to continue to expand our business operations.

         The Board recommends a vote "For" ratification of the creation of the Series III and Series IV Preferred Shares.

                                   PROPOSAL #5
                              RATIFY THE SETTLEMENT
                   OF THE OLD FASHIONED SYRUP COMPANY LAWSUIT

         Proposal #5 is a proposal to approve the settlement that was reached between defendants InGlobalvest, Inc., Steve Sherb, Barry Patterson, Uche Osuji, John Doe #1, Alan Posner and Christopher A. Valleau and us. We claimed that the defendants fraudulently conveyed our subsidiary, the Old Fashioned Syrup Company, Inc. The complaint was filed against the above named defendants in the Circuit Court of the 15th Judicial Circuit in and for Palm Beach County, Florida and was for monetary damages, injunctive declaratory and equitable relief. The lawsuit further claimed that we have suffered irreparable damage and we were seeking to rescind the sale of the securities in the Syrup Company to InGlobalVest and restore to ChampionLyte, the Syrup Company and InGlobalVest to their respective positions prior to the time the transaction was entered.

         On July 21, 2003, we reached a settlement with Defendants, InGlobalVest, Steve Sherb, Barry Patterson, Uche Osuji and Christopher A. Valleau ("Defendants") in this matter. In addition negotiations with Defendant Alan Posner are ongoing and if a settlement is not reached within a reasonable period of time we will proceed with the litigation against Mr. Posner in a timely manner.

         Pursuant to a Settlement Agreement with the other Defendants, the parties agreed to stay the case pending the completion of the certain obligations prior to August 20, 2003. Such obligations were performed by such date and we have dismissed all claims against these Defendants. The lawsuit against Defendants, InGlobalvest, Steve Sherb, Barry Patterson and Uche Osuji was dismissed with prejudice and the lawsuit against Defendant, Christopher Valleau, was dismissed without prejudice.

         Pursuant to the terms of the Settlement Agreement, InGlobalvest delivered any and all stock certificates in the Old Fashioned Syrup Company as well as all books and records to the Company to our counsel. In addition, InGlobalvest appointed a representative to assist in the change in control and management and entered into a non-interference agreement with us with respect to the Old Fashioned Syrup Company. InGlobalvest has warranted and represented to us that the financial conditions depicted in the books and records tendered to us on July 15, 2003 were true, accurate and complete as of that date to the best of InGlobalvest's knowledge and that no known liabilities were omitted from disclosure in such records.

         In consideration for the return of the Old Fashioned Syrup Company we agreed to pay $125,000 to InGlobalVest in the following manner: $20,000 by the close of business on July 21, 2003 and the balance of the funds no later than August 20, 2003. Such payment has been made in full. Our decision to pay $125,000 for the return of the Old Fashioned Syrup Company was as a result of the infusion of capital into the Old Fashioned Syrup Company by InGlobalvest, the outstanding original loan made to Championlyte by InGlobalvest and a restructuring of the Old Fashioned Syrup Company by InGlobalvest, during their ownership of such business, which reduced some of the outstanding liabilities of such entity. Based on these factors, we believe that the payment of $125,000 for

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the Old Fashioned Syrup Company was warranted and that the return of such business to us will increase our shareholder value.

We also agreed to the following conditions for such settlement:

         1. As part of the payment of the $125,000, Churchhill Investments, Inc. which provides factoring for us, assigned its UCC-1 Financing Statement for the first $50,000 on our Accounts Receivable, Equipment, Inventory and General Intangibles of Championlyte Beverages, Inc. which it currently holds as security pursuant to its Factoring Agreement with us dated June 30, 2003. Based on the payment in full of the $125,000, a UCC-3 was recently filed with the State of Florida terminating the UCC-1 financing statement;

         2. We dismissed the lawsuit with prejudice and issued releases to Defendants, InGlobalvest, Steve Sherb, Barry Patterson and Uche Osuji and dismissed the lawsuit without prejudice against Christopher Valleau;

         3. We issued a written statement which exculpated InGlobalVest, Inc. Steve Sherb, Barry Patterson and Uche Osuji from any fraudulent acts as alleged in the complaint. This statement does not apply to Defendants, Christopher Valleau and Alan Posner;

         4.       We agreed to pay Christopher Valleau the sum of $3,000 via six
                  (6) equal monthly installments and Mr. Valleau agreed to forfeit the balance of his unpaid salary and retire all stock options. Mr. Valleau has issued a full release to us and the holders of the US Bancorp Series II Preferred Stock for such payments although such amount is a relatively small portion of the back payroll owed to Mr. Valleau; and

         5. We agreed that, after 24 hours notice to us, the Old Fashioned Syrup Company can enter into agreements, in the ordinary course of its business, to facilitate its capital requirements and the settlement figure will be increased based on such amounts.

The Old Fashioned Syrup Company

The Old Fashioned Syrup Company ("Syrup Company") manufactures and sells a sugar-free, fat-free chocolate flavored syrup. Commencing in 1998, the Syrup Company sold its syrup under its trademark The Old Fashioned Syrup Company(R). In 1998, the Syrup Company entered into a ten (10) year license agreement with Cumberland Packing Corp. in which it was granted the exclusive license to utilize the well-known Sweet 'N Low(R) brand name for its sugar-free, fat-free chocolate syrup product. The license agreement has an initial term of ten (10) years, expiring December 31, 2008. The Syrup Company has the right to renew the agreement for two (2) additional seven (7) year terms, so long as we are not in default under the agreement. The agreement contains minimum royalty and marketing expenditure requirements during each year of the term. The Syrup Company has two wholly-owned subsidiaries, The Old Fashioned Egg Cream Company, Inc. and The Original Egg Cream Company, Inc., both of which are Florida corporations. We have been advised that there are outstanding issues which must be resolved with Cumberland Packing Corp. with regard to this license agreement. Until we obtain the books and records and receive authorization to contact Cumberland directly, we can not resolve these issues at this time. It is our intention to work diligently with Cumberland to resolve any issues regarding these licenses as soon as we have authority to do so.

Since its inception the Syrup Company made various attempts to formulate and manufacture an acceptable suitable sugar-free chocolate syrup. Finally, in 1998, the Syrup Company obtained the right mix and arranged through a co-packer in New

                                       9
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Jersey to manufacture, bottle and ship the chocolate syrup under its registered trademark. However, the since it was difficult to obtain shelf space in food stores for the new product, the Syrup Company concluded that the success of this product would be significantly enhanced if it could obtain a recognized brand name. Therefore, in November 1998, the Syrup Company succeeded in obtaining an exclusive license for the trademark Sweet 'N Low for use on chocolate syrups. Sweet 'N Low is the trademark under which the world's most popular sugar substitute is sold, most recognizably in the small, pink packets. Cumberland had licensed its trademark to candy and cookie manufacturers, but this agreement was the first license for syrup. In January 1999, the Syrup Company made its first shipments of Sweet 'N Low brand chocolate syrup. The name recognition was helpful in attracting new customers, as well as food brokers to sell on its behalf. By the end of 1999, the Syrup Company had expanded its customer base to more than 150 customers and is currently available in over 16,000 food outlets in the U.S. In early 2000, the Syrup Company expanded its product line to include two new flavors: strawberry and vanilla creme. The expansion of its product line also enabled it to produce "rainbow packs" of our three flavors, which has been a productive marketing technique.

         We believe that this settlement and the reacquisition of the Old Fashioned Syrup Company will have an immediate and positive impact on us since such subsidiary has historically represented us up to 90% of our revenues. The Old Fashioned Syrup Company will not only add revenues to our ongoing operations but it will open up a number of valuable opportunities to enhance the distribution and sales of our sugar-free isotonic products.

         The Board recommends a vote "For" ratification of the settlement of the lawsuit regarding the Old Fashioned Syrup Company.

                                   Proposal #6
                     TO RATIFY THE APPROVAL OF THE AGREEMENT
                         FOR FUNDING WITH ADVANTAGE FUND

         Proposal #6 calls for the ratification of the funding agreements entered into between us and Advantage Fund I, LLC. In January 2003, we agreed to issue a total of 2,857,143 shares of our common stock to Advantage Funds I, LLC pursuant to a funding arrangement for $300,000. This $300,000 financing arrangement is secured by a Series A 6.5% Convertible Promissory Note "Note". This Note is convertible in part or whole at the option of the holder at 70% of the average of the lowest of three day trading prices during the five trading days prior to the conversion. Within thirty days of the full funding of this Note the Company shall file a registration statement to register 250% of the then shares to be issued as if the Note was converted. The failure by us to obtain such an effective registration within ninety days from the date of its initial filing, then we shall pay a penalty equal to 2% of the outstanding principal and accrued interest. The beneficial conversion feature attributed to this financing arrangement will be calculated and expensed ratably over twenty-four months upon receipt of financing under this Note. The issuance of such shares is in issued in reliance on the exemptions from registration provided by Section 4(2) of the Securities Act of the Securities Act of 1933. No commissions were paid for the issuance of such shares.

In April 2003, we entered into a $1,000,000 Common Stock Purchase Agreement was entered into between us and Advantage Fund I, LLC for an aggregate installment payment purchase price of $1,000,000. The purchase price of the common stock is to be calculated based upon the closing price of the common stock on the date that it is placed in escrow. The Purchaser intends on purchasing this common stock in 40 equal installments of $25,000 each. In addition to the purchased stock, we shall deliver to the designated escrow agent 200% of the number of shares being purchased with each $25,000 installment. Upon resale of such common

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shares purchased if the Purchaser does not yield a 30% return on the investment then the Purchaser shall be entitled to utilize the excess escrowed shares to yield the 30% return on the investment by the Purchaser. All escrowed shares not utilized to generate the 30% return shall be returned to our treasury. Pursuant to such agreement we have agreed to issue a total of 11,428,571 shares of our common stock. Our shares were issued in reliance on the exemptions from registration provided by Section 4(2) of the Securities Act of the Securities Act of 1933. No commissions were paid for the issuance of such shares.

            This initial funding from Advantage Fund allowed us to pay off negotiating and settle our outstanding debts with our various creditors and to recommence our operations and the current financing has allowed us to expand our operations.

         The Board recommends a vote "For" ratification of the funding agreement between Championlyte Holdings, Inc. and Advantage Fund I, LLC.

                                   Proposal #7
                         RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

         The Board has selected Massella Roumbos LLP as the new independent auditors to audit the financial statements of the Company for the fiscal year ending December 31, 2003. Representatives of Massella Roumbos LLP are expected to attend the Annual Meeting, with opportunity to make a statement is the representatives desire to do so, and will have an opportunity to respond appropriate questions from shareholders. (PLEASE CONFIRM)

         Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for the ratification of the appointment of Massella Roumbos as independent auditors for the Company for fiscal 2003. Approval of proposal requires the affirmative vote of a majority of the shares voted affirmatively or negatively on the proposal at the Annual Meeting either in person or by proxy. Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

         The Board recommends a vote "For" ratification of Massella Roumbos, LLP as our independent auditors for the fiscal year ending December 31, 2003.

                                   Proposal #8
                      RATIFICATION OF THE RELOCATION OF THE
                                CORPORATE OFFICES

         Proposal #8 calls for the shareholders to ratify the change of address of the corporate offices. Before the move the corporate office was located at 1356 NW 191st Street, Boca Raton, Florida. The official corporate office has been moved to 2999 NE 191st Street, Penthouse 2, North Miami Beach, Florida 33180.

         The new office allows us to have the office space and resources necessary to recommence our operations while allowing us to keep our overhead costs low.

         The Board recommends a vote "For" ratification of 2999 NE 191st Street, Penthouse 2 North Miami Beach, Florida 33180 as the address of the new corporate office.

                                   Proposal #9
                   RATIFICATION OF CHANGING THE CORPORATE NAME
                          TO CHAMPIONLYTE HOLDINGS, INC

         Proposal #9 calls for the shareholders to ratify the Board of Director's decision to change the corporate name from "Championlyte Products, Inc." to "Championlyte Holdings, Inc."

         We believe that this name change better reflects our current business strategy and operations.

         The Board recommends a vote "For" ratification of the corporate name change to "Championlyte Holdings, Inc."


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                           CHAMPIONLYTE HOLDINGS, INC.

                         Annual Meeting of Shareholders

                               September 26, 2003
                                3:00 p.m. E.S.T.

                              You May Vote by Mail
                       (see instructions on reverse side)

                             YOUR VOTE IS IMPORTANT

                                      PROXY

                           CHAMPIONLYTE HOLDINGS, INC.

This Proxy is Solicited on Behalf of the Board of Directors.

David Goldberg with the power of substitution, is hereby authorized to represent the undersigned at the Special Meeting of Shareholders of Championlyte Holdings, Inc. to be held in Pembroke Pines, Florida, on Friday, September 26, 2003, at 3:00 p.m., Eastern Standard Time, and to vote the number of shares which the undersigned would be entitled to vote if personally present on the matters listed on the reverse side hereof and in their discretion upon such other business as may properly come before the Annual Meeting and any and all adjournments thereof, all as set out in the Notice and Proxy Statement relating to the meeting, receipt of which is hereby acknowledged.

       TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, SIGN AND DATE THIS CARD IN THE SPACES ON THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED.

[SEE REVERSE]    CONTINUED AND TO BE SIGNED ON REVERSE SIDE      [SEE REVERSE]
[    SIDE   ]                                                    [    SIDE   ]

















                                   DETACH HERE



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

[ X ] Please mark votes as in this sample.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE ARTICLES OF
INCORPORATION. THIS PROXY WILL BE VOTED AS YOU DIRECT: IN THE ABSENCE OF SUCH
DIRECTION, IT WILL BE VOTED "FOR" THESE MATTERS.

FOR     AGAINST

[  ]    [   ]              1. Ratify the filing of the SB-2 Registration Statement;
[  ]    [   ]              2. Ratify the creation of 2003 Stock Incentive Plan, 2003
                              Stock Incentive Plan #2, 2003 Stock Incentive Plan
                              #3 and filing of the S8 Registration Statement for
                              these plans;
                           3. To approve the appointment of the following
                              directors of the Company and the appointment of
                              Donna Bimbo as the Director of the Company's
                              subsidiary, Championlyte Beverages, Inc.

[  ]    [   ]                       (a) David Goldberg
[  ]    [   ]                       (b) Thad Kaplan
[  ]    [   ]                       (c) Steven Fields
[  ]    [   ]                       (d) Marshall Kanner
[  ]    [   ]                       (e) Donna Bimbo

[  ]    [   ]              4. Ratify the creation of the Series III and Series IV
                              Preferred Shares
[  ]    [   ]              5. Ratify the approval of the settlement agreement for the lawsuit for the Old Fashioned Syrup Company;
[  ]    [   ]              6. Ratify the agreement for funding with Advantage Fund;
[  ]    [   ]              7. Ratify the appointment of Massella Roumbos, LLP as the new independent auditors of the Company;
[  ]    [   ]              8. Ratify the relocation of the corporate offices; and
[  ]    [   ]              9. To approve the changing of the corporate name.




MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     [   ]


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign your name as it appears hereon. Joint owners should each sign. Executors, administrators, trustees, etc., should give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature:__________________________________ Date: ________________________

Signature:__________________________________ Date: ________________________


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